EXHIBIT 99.1


LASERSIGHT INCORPORATED                                      NASDAQ SYMBOL: LASE

NEWS RELEASE                                                   February 14, 2002


Bill Kern                                        3300 University Blvd, Suite 140
Sr. Vice President - Corporate Development            Winter Park, Florida 32792
407.678.9900 extension 163                                Facsimile 407.678.9981
bkern@lasetech.com                                                  www.lase.com


                       LASERSIGHT PROVIDES COMPANY UPDATE

Winter Park, FL (February 14, 2002) - Michael R. Farris, President and chief executive officer of LaserSight(R) Incorporated today is providing a company update that will be broadcast live over the internet on this morning, Thursday February 14, 2002 at 9:00 a.m. EST. This broadcast will provide an update concerning the activities of the Company and the plans underway to improve and maximize shareholder value, and can be accessed at http://www.videonewswire.com/event.asp?id=3516 or from the Investor Relations section of LaserSight's website. The webcast will be available for replay for a period of 90 days from the Investor Relations section of LaserSight's web site. In his presentation, Mr. Farris discusses the Company's focus on improving financial performance and the actions underway to evaluate certain strategic opportunities.

Over the last year LaserSight has positioned itself with a number of market strengths and advantages. The Company's scanning technology platform, its FDA approvals, its patents and patent licenses, its growing installed base and its advanced position in custom ablation all make LaserSight an attractive opportunity for any company interested in partnering or entering the refractive surgery market. To fully capitalize on these strengths, the Company is in discussions regarding strategic opportunities and expects to have an investment banker engaged in the very near future.

Looking back, industry analysts have reported that last summer the laser vision correction (LVC) industry experienced a slow down in growth. At the same time LaserSight was continuing to encounter delays in securing FDA approval for its LASIK treatment of myopic astigmatism. These factors significantly hampered the

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Company's ability to sell product. As a result, last August the Company began an aggressive campaign to reduce spending and control costs while continuing to ready itself to commercialize its products upon receipt of the FDA approval. Before this campaign began, the Company's disbursements were running at about $4 million per month. Actions were taken to reduce this rate to $2.5 million through a reduction in staff and an across the board reduction in spending, along with accounts payable management. These reductions were made with the expectation that the FDA approval would be forthcoming albeit the precise timing of that approval was not certain. The Company believed that upon approval, sales would ramp up generating an increase in revenue and the reductions were made in a manner that would not impede the Company's ability to execute its plan upon FDA approval.

The events of September 11th further adversely impacted the LVC industry and the already slowing economy. As a result, procedure volumes are reported to have declined and many laser purchases were delayed. LaserSight received its awaited FDA approval on September 28th during this negative economic downturn. Since the Annual Meeting of the American Academy of Ophthalmology (AAO) was held in November the Company believes that in addition to the economic downturn many potential customers chose to postpone purchasing decisions until after the meeting.

Management believed that the economic climate called for further steps to maintain the Company's financial viability. During this time LaserSight had been negotiating a license to its '504 scanning patent with Bausch & Lomb, and had agreed with Bausch & Lomb to explore the possibility of a strategic alliance. The patent license transaction was completed in a two-step structure with the final payment occurring in late December. Prior to the final payment, Bausch & Lomb made a management change at the CEO level, placing the Company's previously announced activities regarding a strategic alliance on hold until the new management was brought current with the discussions. In early November LaserSight engaged the services of a management-consulting firm to assess its operations, cost structure and management structure. The findings of the consulting firm were presented to the Board of Directors and decision points were identified that would trigger further changes in the organization's cost structure. Decisions were also made to continue to explore potential strategic opportunities.

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At the November AAO meeting LaserSight demonstrated its LSX(R) and AstraScan(TM)
precision microspot scanning systems. The time available for sales activities between the AAO meeting and the end of the fourth quarter was substantially limited by the holidays. Nevertheless, the Company succeeded in selling 15 of its LSX systems during the relatively short time period of approximately 30 business days that remained in the fourth quarter following the AAO Meeting. Since sales historically occur towards the end of each calendar quarter, it is too early to predict the sales for the first quarter of 2002.

LaserSight considers that several positive events, all previously announced, have occurred during the past few months. These events include receiving the FDA's approval for LASIK treatment of myopia and myopia with astigmatism, the U.S. renewed sales effort for its LSX precision microspot scanning system following FDA approval, the international launch of the AstraScan precision microspot scanning system and CustomEyes CIPTA(R) for planning custom ablations, both not yet available in the U.S., receipt of the reissued scanning patent, the license with B&L, re-filing the PMA Supplement for hyperopic astigmatism and mixed astigmatism and the focus on strategic opportunities. Nevertheless, by year-end the Company continued to face many challenges.

Changes have occurred in the Company's senior management structure. On January 31st, 2002, D Michael Litscher, President and Chief Operating Officer of LaserSight Technologies, Inc. resigned to pursue other opportunities. Likewise, Christine Oliver, Senior Vice President of Sales and Marketing, resigned for personal reasons to pursue other opportunities. The Company recognizes that both individuals made valuable contributions to LaserSight during their tenure. In an effort to flatten the Company's management structure these positions, as well as others, are not being filled. The existing resources and talent within the Company will assume their responsibilities.

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The Company intends to take additional steps to continue to reduce its negative cash flow. This reduction will be achieved by further decreasing spending and continuing to sell lasers strictly on favorable terms both in the US and international markets. The Company currently has approximately $14 million in accounts receivable and $12 million in inventory. There are 25 laser systems in finished goods inventory. Achieving the Company's sales goals, limiting material purchases based upon current inventory levels, continuing to collect accounts receivable in a timely fashion and effectively managing disbursements are all important to LaserSight's continued operation. The Company has already been focusing on these areas and intends to continue this focus.

With respect to revenue, the Company believes that if it successfully manages its expenses and disbursements, the sales volume needed to bring success to the operation is correspondingly reduced. Laser systems represent the largest near term source of revenue. LaserSight believes that an installed base that generates recurring per procedure fee income will be a basis for optimizing the value of the Company.

Mr. Farris is also providing an update on the Company's CustomEyes custom ablation activities. As previously announced, with the introduction of the AstraMax(TM) integrated diagnostic workstation, the recent approval of its LSX for LASIK treatment of myopia and myopic astigmatism and the CIPTA custom ablation planning software LaserSight has introduced its technology pathway to customized corneal ablations into the U.S. and international markets.

LaserSight is a leading supplier of quality technology solutions for laser vision correction and has pioneered its patented precision microspot scanning technology since it was introduced in 1992. Its products include the LaserScan LSX precision microspot scanning system, its international research and development activities related to the Astra family of products used to perform custom ablation procedures known as CustomEyes and its MicroShape(TM) family of keratome products. The Astra family of products includes the AstraMax(TM) diagnostic work station designed to provide precise diagnostic measurements of the eye and CustomEyes CIPTA and AstraPro(TM) software, surgical planning tools

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that utilize advanced levels of diagnostic measurements for the planning of custom ablation treatments. In the United States, the Company's LaserScan LSX excimer laser system operating at 200 Hz is approved for the LASIK treatment of myopia and myopic astigmatism. The MicroShape family of keratome products includes the UltraShaper(TM) durable keratome and UltraEdge(R) keratome blades.

This press release contains forward-looking statements regarding future events and future performance of the Company, including statements with respect to the Company's plans and opportunities, regulatory approvals and commercialization of products, all of which involve risks and uncertainties that could materially affect actual results. Such statements are based on Management's current expectations and actual results could differ materially. Investors should refer to documents that the Company files from time-to-time with the Securities and Exchange Commission for a description of certain factors that could cause the actual results to vary from current expectations and the forward looking statements contained in this press release. Such filings include, without limitation, the Company's Form 10-K, Form 10-Q and Form 8-K reports.

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